Exhibit 5.1

China Oumei Real Estate Inc.
PO Box 309, Ugland House
Grand Cayman
KY1-1104
Cayman Islands

28 October 2010

Dear Sirs

China Oumei Real Estate Inc.

We act as counsel as to matters of Cayman Islands law to China Oumei Real Estate Inc., an exempted company incorporated in the Cayman Islands with incorporation number 164013 (the "Company").

1	Documents Reviewed

We have reviewed originals, copies, drafts or conformed copies of the following documents:

1.1	The Certificate of Incorporation dated 10 March 2006, the Certificate of Incorporation on change of Name dated 9 August 2010 and the Amended and Restated Memorandum and Articles of Association of the Company as adopted on 6 August 2010 (the "Articles").

1.2	The written resolutions (collectively, the "Resolutions") of: (i) the Board of Directors of the Company dated 12 October 2010; (ii) the Compensation Committee dated 12 October 2010; and (ii) the majority shareholder of the Company dated 12 October 2010.

1.3	A certificate from an officer of the Company dated 28 October 2010 (the "Officer's Certificate").

1.4	The form the Company's 2010 Equity Incentive Plan (the "2010 Equity Incentive Plan").

2	Assumptions

The following opinion is given only as to, and based on, circumstances and matters of fact existing and known to us on the date of this opinion. In giving this opinion we have relied (without further verification) upon the completeness and accuracy of the Officer's Certificate. This opinion only relates to the laws of the Cayman Islands which are in force on the date of this opinion. We have also relied upon the following assumptions, which we have not independently verified:

2.1	Copy documents, conformed copies or drafts of documents provided to us are true and complete copies of, or in the final forms of, the originals, and translations of documents provided to us are complete and accurate.

2.2	All signatures, initials and seals are genuine.

2.3	At the time of the issue of each of the ordinary shares US$0.002112 each in the Company ("Ordinary Shares") to be issued pursuant to the 2010 Equity Incentive Plan (the "Plan Shares"):

(a)	the laws of the Cayman Islands (including the Companies Law (2010 Revision) of the Cayman Islands (the "Companies Law")) will not have changed;

(b)	the Company will have sufficient authorised but unallotted and unissued Ordinary Shares necessary to issue the Plan Shares;

(c)	the Company will be able to pay its debts as they fall due in the ordinary course of business immediately following the issue of the Plan Shares;

(d)	the Company will not have been struck off or placed in liquidation;

(e)	the issue price for the Plan Shares will not be less than the par value of the Plan Shares; and

(f)	the Articles will not have been altered, amended or restated.

2.4	There is nothing under any law (other than the law of the Cayman Islands) which would or might affect the opinions hereinafter appearing.

3	Opinions

Based upon, and subject to, the foregoing assumptions and the qualifications set out below, and having regard to such legal considerations as we deem relevant, we are of the opinion that:

3.1	The 2010 Equity Incentive Plan and the 3,000,000 Ordinary Shares to be issued pursuant to the 2010 Equity Incentive Plan (the "Plan Shares") have been duly authorised by and on behalf of the Company.

3.2	Upon receipt of by the Company of the issue price therefor and such Plan Shares being entered as fully paid on the Register of Members, the Plan Shares will have been duly and legally issued as fully paid and non-assessable. The rights and restrictions of the Plan Shares will be as set out in the Articles.

4	Qualifications

The opinions expressed above are subject to the following qualifications:

4.1	Cayman Islands stamp duty may be payable if the original 2010 Equity Incentive Plan is brought to or executed in the Cayman Islands.

4.2	The obligations of the Company may be subject to restrictions pursuant to United Nations sanctions as implemented under the laws of the Cayman Islands.

4.3	We make no comment with regard to the references to foreign statutes in the 2010 Equity Incentive Plan.

4.4	Under the Companies Law, the register of members of a Cayman Islands company is by statute regarded as prima facie evidence of any matters which the Companies Law directs or authorises to be inserted therein. A third party interest in the shares in question would not appear. An entry in the register of members may yield to a court order for rectification (for example, in the event of fraud or manifest error).

We express no view as to the commercial terms of the 2010 Equity Incentive Plan and make no comment with regard to the representations that may be made by the Company.

We hereby consent to the filing of this opinion as Exhibit 5.1 to that certain Registration Statement on Form S-8 to be filed by the Company with the Securities and Exchange Commission on or about 28 October 2010 (such Registration Statement, as amended from time to time, the “Registration Statement”) and to all references to us in the Registration Statement and in the Prospectus included therein. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 of the United States or the rules and regulations of the U.S. Securities and Exchange Commission promulgated thereunder.

Yours faithfully

/s/ Maples and Calder
Maples and Calder